10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Select High Yield Bond Fund
Trimas Corp

   5/23/02
Cost:

     $421,660

%of Offering Purchase

   0.120%
Broker:
Credit Suisse First Boston
Underwriting Synicate Members:
Credit Suisse First Boston
JP Morgan
Wachovia Securities
Comerica Securities
NatCity Investments, Inc.


Fund

Select High Yield Bond Fund
FMC Corporation

   10/9/02
Cost:

   $1,407,501

%of Offering Purchase

   0.475%
Broker:
Salomon Smith Barney Inc.
Underwriting Synicate Members:
Salomon Smith Barney Inc.
Banc of America Securities LLC
Wachovia Securities, Inc.
ABN AMRO Inc.